PRESS RELEASE

CONTACT:
--------

Dan Sullivan 212-929-5940
Daniel H. Burch 212-929-5748
MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:
----------------------

              F&H ACQUISITION CORP. LAUNCHES CASH TENDER OFFER FOR
                FOX & HOUND RESTAURANT GROUP FOR $15.50 PER SHARE

         DALLAS, TX - JANUARY 6, 2006 -- F&H Acquisition  Corp., an entity owned by Newcastle  Partners,  L.P. and Steel  Partners II, L.P.,  announced that NPSP
Acquisition  Corp.,  a wholly-owned  subsidiary of F&H  Acquisition  Corp.,  has commenced a cash tender offer to purchase all of the outstanding shares of Fox &
Hound  Restaurant  Group  (Nasdaq:FOXX)  not already  owned by it for $15.50 per share.

         The tender  offer is currently  scheduled to expire at 12:00  midnight,
New York City time, on Monday, February 6, 2006, unless the offer is extended.

         The  offer  is  not  subject  to  or  conditioned  upon  any  financing arrangements. The tender offer is subject to customary conditions, including (i)
there  being  validly  tendered  and not  withdrawn  a number of shares of Fox &
Hound,  which,  together with the shares then owned by F&H Acquisition Corp. and its  subsidiaries  (including  NPSP  Acquisition  Corp.),  represents at least a majority  of the  total  number  of  shares  of  Fox &  Hound  outstanding  on a fully-diluted  basis,  (ii) expiration or termination of the applicable  waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the
obtaining of all consents,  approvals or  authorizations  required by all state, city or local liquor  licensing  boards,  agencies or other similar entities and
(iv) F&H  Acquisition  Corp.  being  satisfied  that Section 203 of the Delaware
General  Corporation  Law is  inapplicable  to the  Offer  to  Purchase  and the potential merger thereafter.

         MacKenzie Partners,  Inc. is the Information Agent for the tender offer and any  questions or requests  for the Offer to Purchase and related  materials with respect to the tender offer may be directed to MacKenzie Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE  SOLICITATION OF AN OFFER TO SELL ANY SHARES.  THE  SOLICITATION  AND THE
OFFER TO BUY FOX & HOUND'S  COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER
TO PURCHASE AND RELATED  MATERIALS THAT F&H ACQUISITION CORP. WILL FILE WITH THE
SECURITIES AND EXCHANGE  COMMISSION.  FOX & HOUND STOCKHOLDERS SHOULD READ THESE
MATERIALS  CAREFULLY BECAUSE THEY CONTAIN IMPORTANT  INFORMATION,  INCLUDING THE
TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER
TO PURCHASE AND RELATED  MATERIALS  WITH RESPECT TO THE TENDER OFFER FREE AT THE
SEC'S  WEBSITE  AT  WWW.SEC.GOV  OR FROM F&H  ACQUISITION  CORP.  BY  CONTACTING
MACKENZIE   PARTNERS,   INC.   TOLL-FREE   AT   1-800-322-2885   OR  COLLECT  AT
1-212-929-5500 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.